Conformis Reports Second Quarter 2020 Financial Results and Announces Planned Portfolio Expansion Targeted at Ambulatory Surgical Centers

BILLERICA, Mass., August 5, 2020 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS) announced today financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Summary

•	Total revenue of $19.5 million, a decrease of 1% year-over-year on a reported and constant currency basis.

•	Product revenue of $9.7 million, a decrease of 50% year-over-year on a reported and constant currency basis.

–	U.S. product revenue of $8.3 million, a decrease of 52% year-over-year.

–	Rest of World product revenue of $1.4 million, a decrease of 34% year-over-year on a reported basis and 33% on a constant currency basis.

•	Royalty revenue of $9.7 million, including $9.6 million from the previously disclosed settlement and license agreement with Zimmer Biomet.

•	Gross margin of 57%, an increase of 750 basis points year-over-year, including the impact from the Zimmer Biomet settlement and license agreement.

•	Total operating expenses decreased 14% year-over-year.

"We are excited to announce today the launch of a new program aimed at developing a knee replacement offering targeted at hospital outpatient and ambulatory surgery centers (ASCs),” said Mark Augusti, President and Chief Executive Officer. “As we have stated previously, during the COVID-19 pandemic, we have maintained our focus on new product development and our commitment to revenue growth through portfolio expansion. Achieving hip growth of 12% during arguably one of the toughest commercial environments ever in orthopedics demonstrates the importance of new product vitality."

Conformis will provide more information about planned changes to its product portfolio and longer-term financial targets during the webcast scheduled for today at 4:30 p.m. Eastern Time.

	Three months ended June 30,		Increase/(decrease)
($, in thousands)	2020	2019	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$8,331	$17,194	$(8,863)	(52)%	(52)%
Rest of world	1,412	2,143	(731)	(34)%	(33)%
Product revenue	9,743	19,337	(9,594)	(50)%	(50)%
Royalty revenue	9,725	256	9,469	3,699%	3,699%
Total revenue	$19,468	$19,593	$(125)	(1)%	(1)%

Second Quarter 2020 Financial Results

Total revenue for the three-month period ended June 30, 2020 decreased $0.1 million to $19.5 million, or 1% year-over-year on a reported and constant currency basis. Total revenue in each of the second quarter of 2020 and 2019 includes royalty and licensing revenue of $9.7 million and $0.3 million, respectively, related to patent license agreements. The increase in royalty revenue in the second quarter of 2020 compared to the same quarter in the prior year is primarily due to the patent license settlement of $9.6 million due from Zimmer Biomet.

Product revenue decreased $9.6 million to $9.7 million, or 50% year-over-year on a reported and constant currency basis. U.S. product revenue decreased $8.9 million to $8.3 million, or 52% year-over-year, and Rest of World product revenue decreased $0.7 million to $1.4 million, or 34% year-over-year on a reported basis and 33% on a constant currency basis. Conformis Hip System sales in the second quarter of 2020 were up 12.0% to $0.6 million, which were all in the United States.

Total gross profit increased $1.4 million to $11.0 million, or 57% of revenue, in the second quarter of 2020, compared to $9.6 million, or 49% of revenue, in the second quarter of 2019. This 750 basis point increase in gross margin year-over-year was driven primarily by the $9.6 million Zimmer Biomet patent license settlement.

Total operating expenses decreased $2.2 million to $13.3 million, or 14% year-over-year, primarily due to lower variable expenses as a result of the decline in revenue.

Net loss was $2.1 million, or $0.03 per basic and diluted share, in the second quarter of 2020, compared to a net loss of $6.8 million, or $0.11 per basic and diluted share, in the same period last year. Net loss in the second quarter of 2020 included foreign currency exchange income of $0.7 million, compared to foreign currency exchange income of $0.4 million in the same period last year. Net loss per basic and diluted share calculations assume weighted average basic and diluted shares outstanding of 68.2 million for the second quarter of 2020, compared to 63.3 million for the same period last year.

Cash and cash equivalents totaled $18.2 million as of June 30, 2020, compared to $26.4 million as of December 31, 2019.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Company management uses these non-GAAP measures internally to measure operational performance.

Webcast

As previously announced, Conformis will conduct a webcast today at 4:30 p.m. Eastern Time. Management will discuss financial results and strategic matters. The webcast will be live at https://edge.media-server.com/mmc/p/phu3zyop.

The online archive of the webcast will be available on the Company's website for 30 days.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants and instruments that are individually sized and shaped, which we refer to as personalized, individualized, or sometimes as customized, to fit each patient's unique anatomy. Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals and ambulatory surgical centers. In clinical studies, Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at ir.conformis.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the impact of the novel coronavirus (COVID-19) pandemic and the actions we are taking and planning in response, our planned launch of a new program aimed at developing a knee replacement offering targeted at hospital outpatient and ambulatory surgery centers, the anticipated timing of our product launches, whether or when restrictions on elective surgeries will be relaxed and demand for procedures will increase and our financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the novel coronavirus pandemic and the response to the pandemic; whether our cash resources will be sufficient to fund our continuing operations for the periods anticipated; risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor contact
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2020	2019

Revenue
Product	$9,743	$19,337
Royalty and licensing	9,725	256
Total revenue	19,468	19,593
Cost of revenue	8,450	9,971
Gross profit	11,018	9,622

Operating expenses
Sales and marketing	4,102	6,897
Research and development	2,738	3,328
General and administrative	6,474	5,289
Total operating expenses	13,314	15,514
Loss from operations	(2,296)	(5,892)

Other income and expenses
Interest income	23	91
Interest expense	(584)	(1,337)
Foreign currency exchange transaction income	694	398
Total other income (expenses)	133	(848)
Loss before income taxes	(2,163)	(6,740)
Income tax provision	(28)	23

Net loss	$(2,135)	$(6,763)

Net loss per share
Basic and diluted	$(0.03)	$(0.11)
Weighted average common shares outstanding
Basic and diluted	68,187,128	63,333,737

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2020	December 31, 2019
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$18,168	$26,394
Accounts receivable, net	8,186	11,066
Royalty and licensing receivable	6,197	165
Inventories, net	13,181	12,074
Prepaid expenses and other current assets	2,223	2,815
Total current assets	47,955	52,514
Property and equipment, net	13,755	13,356
Operating lease right-of-use assets	5,274	5,853
Other Assets
Restricted cash	462	462
Other long-term assets	189	211
Total assets	$67,635	$72,396

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$6,443	$6,920
Accrued expenses	7,014	7,135
Operating lease liabilities	1,489	1,469
Advance on research and development	3,149	2,331
Contract liability	12,000	—
Total current liabilities	30,095	17,855
Other long-term liabilities	—	1,500
Contract liability	—	12,000
Long-term debt, less debt issuance costs	24,664	19,623
Operating lease liabilities	4,433	5,071
Total liabilities	59,192	56,049
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at June 30, 2020 and December 31, 2019; no shares issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares authorized at June 30, 2020 and December 31, 2019; 76,103,605 and 70,427,400 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	524,991	521,356
Accumulated deficit	(515,633)	(504,145)
Accumulated other comprehensive loss	(916)	(865)
Total stockholders' equity	8,443	16,347
Total liabilities and stockholders' equity	$67,635	$72,396